UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2008

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike Huntsville, Alabama	35806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 of this report is incorporated by reference in this Item 3.02.

As previously reported, on July 31, 2007, ITC^DeltaCom, Inc. (the “Company”) closed its sale of 412,215 shares of its 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series H preferred stock”), at a purchase price of $100 per share, in connection with the Company’s recapitalization completed on that date. Under the terms of the Series H preferred stock, the Company was obligated to redeem the outstanding shares of the Series H preferred stock, at their liquidation preference of $100 per share, with the proceeds of a public rights offering (the “rights offering”) of the Company’s common stock, par value $0.01 per share (the “common stock”). Such terms provided that each share of Series H preferred stock that was not redeemed from the proceeds of the rights offering would mandatorily and automatically convert into 33 shares of common stock at the earlier of the conclusion of the rights offering or January 31, 2008.

On January 29, 2008, in connection with the consummation of the rights offering on that date as described in Item 8.01 of this report, the Company issued to the three institutional holders of the Series H preferred stock a total of 3,675,306 shares of common stock at the foregoing conversion rate upon conversion of a total of 111,373 unredeemed shares of Series H preferred stock owned by such holders. Of such shares of common stock, the Company issued 2,115,008 shares to H Partners LP, 1,337,399 shares to Joshua Tree Capital Partners, LP and 222,899 shares to Trace Partners, LP.

In connection with the foregoing issuance of common stock, the Company relied on the exemption from registration under the Securities Act of 1933 afforded by Section 3(a)(9) thereof, which exempts the issuance of any security by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Items 3.02 and 8.01 of this report is incorporated by reference in this Item 3.03.

On January 29, 2008, upon the consummation of the transactions described in Items 3.02 and 8.01 of this report, all outstanding shares of the Series H preferred stock were either converted into the Company’s common stock or redeemed by the Company for cash. As a result of such transactions, holders of the Company’s common stock ceased to be subject to the dividend and liquidation preferences of the Series H preferred stock from and after January 29, 2008. As previously reported, holders of the Series H preferred stock were entitled to receive dividends that had preference over any payment of dividends on the common stock. In addition, the holders of the Series H preferred stock had claims against the Company’s assets senior to the claim of the holders of the common stock in the event of the Company’s liquidation, dissolution or winding-up. The amount of those senior claims for each outstanding share of Series H preferred stock were equal to the $100 liquidation preference of such share. For a description of the terms of the Series H preferred stock, see the summary of such terms contained in the Company’s current report on Form 8-K filed on July 20, 2007, which summary is incorporated by reference in this Item 3.03.

Item 8.01.	Other Events.

The information set forth under Item 3.02 of this report is incorporated by reference in this Item 8.01.

On January 29, 2008, the Company announced that it had sold 9,928,779 shares of its common stock and received gross proceeds of approximately $30.1 million pursuant to the exercise of non-transferable rights distributed to the Company’s stockholders in connection with the rights offering. The Company used the proceeds of the rights offering to redeem a total of 300,842 shares of its Series H preferred stock. A copy of the Company’s news release announcing the completion of the rights offering is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Each share of Series H preferred stock was entitled to receive cash dividends at an annual rate of 6% from the date of issue through January 29, 2008. In connection with the redemption and conversion of the Series H preferred stock described in this report, the Company paid total accrued cash dividends of approximately $1.24 million to the holders of the Series H preferred stock.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The Company herewith files the following exhibit:

Exhibit No.	Description
99.1	News release of ITC^DeltaCom, Inc., dated January 29, 2008, announcing completion of rights offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date:	January 29, 2008	/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	News release of ITC^DeltaCom, Inc., dated January 29, 2008, announcing completion of rights offering.

5